                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                         QUERYOBJECT SYSTEMS CORPORATION
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                                (NAME OF ISSUER)

                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)

                                   227698 10 7
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                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
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                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)





        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)



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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 227698 10 7                13G
---------------------

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1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Brentwood Associates VII, L.P.
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
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3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
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    NUMBER OF         5. SOLE VOTING POWER
      SHARES             71,100 shares of common stock(1)
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              N/A
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              71,100 shares of common stock(1)
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         N/A
--------------------------------------------------------------------------------

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        71,100 shares of common stock(1)
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)
        N/A
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.7% of shares of outstanding common stock
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12.     TYPE OF REPORTING PERSON
        PN
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(1) Brentwood Associates VII, L.P. holds directly 71,100 shares of the common stock of the Issuer. Brentwood VII Ventures, L.P. is the general partner of Brentwood Associates VII, L.P.

(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 227698 10 7                13G
---------------------

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1.      NAME OF REPORTING PERSON
        S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Brentwood VII Ventures, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
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    NUMBER OF         5. SOLE VOTING POWER
      SHARES             71,100 shares of common stock(2)
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              N/A
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              71,100 shares of common stock(2)
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         N/A
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        71,100 shares of common stock(2)
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)
        N/A
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.7% of shares of outstanding common stock
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------



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(2) Brentwood VII Ventures, L.P. is the general partner of Brentwood Associates VII, L.P., which holds directly 71,100 shares of the common stock of the Issuer.

(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)      NAME OF ISSUER:

            QueryObject Systems Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            One Expressway Plaza, Suite 208, Roslyn Heights, NY 11577


ITEM 2(a)      NAME OF PERSONS FILING:

            Brentwood Associates VII, L.P.
            Brentwood VII Affiliates, L.P.

            The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 13, 2001 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)      CITIZENSHIP:

            Delaware

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)      CUSIP NUMBER:

            227698 10 7

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4  OWNERSHIP:

            (a)    Amount Beneficially Owned:

                      Brentwood Associates VII, L.P.: 71,100 (see cover page) Brentwood VII Ventures, L.P.: 71,100 (see cover page)

            (b)    Percent of Class:

                      Brentwood Associates VII, L.P.: 0.7% (see cover page) Brentwood VII Ventures, L.P.: 0.7% (see cover page)

            (c)    Number of Shares as to which such person has:

                (i)    sole power to vote or to direct the vote:

                       Brentwood Associates VII, L.P.: 71,100 (see cover page) Brentwood VII Ventures, L.P.: 71,100 (see cover page)

                (ii)   shared power to vote or direct the vote: N/A

                (iii)  sole power to dispose or to direct the disposition of:

                       Brentwood Associates VII, L.P.: 71,100 (see cover page) Brentwood VII Ventures, L.P.: 71,100 (see cover page)

                (iv)   shared power to dispose or to direct the disposition of:
                       N/A

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                The general partner of Brentwood Associates VII, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VII, L.P.

                Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood VII Ventures, L.P. disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

            N/A

ITEM 10 CERTIFICATION:

            N/A

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:          February 13, 2001



                                          BRENTWOOD ASSOCIATES VII, L.P.,
                                          a Delaware limited partnership

                                          By:  Brentwood VII Ventures, L.P.,
                                               a Delaware limited partnership
                                          Its: General Partner


                                          By:       /s/ G. Bradford Jones
                                             -----------------------------------
                                                     G. Bradford Jones
                                                     General Partner



                                          BRENTWOOD VII VENTURES, L.P.,
                                          a Delaware limited partnership


                                          By:     /s/ G. Bradford Jones
                                             -----------------------------------
                                                   G. Bradford Jones
                                                   General Partner